Morgan, Lewis & Bockius LLP

355 South Grand Avenue, Suite 4400
Los Angeles, CA 90071-3106

Tel. 213.680.6646

Fax: 213.830.8605

www.morganlewis.com

Michael Glazer

Partner

+1. 213.680.6646

michael.glazer@morganlewis.com

April 27, 2015

AMERICAN FUNDS INSURANCE SERIES
333 South Hope Street
Los Angeles, California 90071-1406

Ladies and Gentlemen:

We have acted as counsel to AMERICAN FUNDS INSURANCE SERIES, a Massachusetts business trust (the “Trust”), in connection with Post- Effective Amendment Number 70 to the Trust’s Registration Statement on Form N-1A pursuant to the Securities Act of 1933, as amended (the “Securities Act”), to be filed with the Securities and Exchange Commission on or about April 29, 2015 (the “Registration Statement”), with respect to the issuance of the Class 1, Class 2 and Class 4 shares of beneficial interest of the Trust’s Portfolio Series - American Funds Global Growth Portfolio and Portfolio Series - American Funds Growth and Income Portfolio, and of the Class P1 and Class P2 shares of beneficial interest of the Trust’s Portfolio Series - American Funds Managed Risk Growth Portfolio, Portfolio Series - American Funds Managed Risk Growth and Income Portfolio, and Portfolio Series - American Funds Managed Risk Global Allocation Portfolio (collectively, the “AFIS Portfolio Funds”). Each of the AFIS Portfolio Funds is a series of the Trust. The Trust is registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended (the “1940 Act”). You have requested that we deliver this opinion to you in connection with the Trust’s filing of the Registration Statement.

In connection with the furnishing of this opinion, we have examined the following documents:

(a)	A certificate of the Secretary of the Commonwealth of Massachusetts, dated as of a recent date, as to the existence of the Trust;
(b)	A copy, stamped as filed with the Secretary of the Commonwealth of Massachusetts on September 13, 1983, of the Trust’s Declaration of Trust dated September 13, 1983, and of all amendments thereto on file in the office of the Secretary of the Commonwealth (the "Declaration");
(c)	A copy, as filed with the Secretary of the Commonwealth of Massachusetts on January 20, 2015, of the Trust’s Establishment and Designation of Additional Series of Shares of Beneficial Interest Without Par Value, effective as of January 9, 2015 (the "Designation");

(d)	A proof, received on April 24, 2015, of the Registration Statement; and
(e)	A certificate executed by the Secretary of the Trust, certifying as to, and attaching copies of, the Declaration, the Designation, the Trust’s By-Laws (the “By-Laws”), and certain resolutions adopted by the current Board of Trustees of the Trust at a duly called meeting on March 9, 2015 at which a quorum of the members of the Board was present and acting throughout, approving the issuance of the shares (“Shares”) of beneficial interest in the AFIS Portfolio Funds (the "Resolutions"),.

In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, including conformed copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. We have assumed that the Registration Statement as filed with the Securities and Exchange Commission will be in substantially the form of the proof referred to in paragraph (d) above. We have also assumed for the purposes of this opinion that the Declaration, the Designation, the By-Laws and the Resolutions will not have been amended, modified or withdrawn and will be in full force and effect on the date of issuance of the Shares.

This opinion is based entirely on our review of the documents listed above and such other documents as we have deemed necessary or appropriate for the purposes of this opinion and such investigation of law as we have deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

This opinion is limited solely to the internal substantive laws of the Commonwealth of Massachusetts, as applied by courts located in Massachusetts (other than Massachusetts securities laws, as to which we express no opinion), to the extent that the same may apply to or govern the transactions referred to herein, and we express no opinion with respect to the laws of any other jurisdiction. No opinion is given herein as to the choice of law or internal substantive rules of law which any tribunal may apply to such transaction. In addition, to the extent that the Declaration, the Designation, or the By-Laws refer to, incorporate or require compliance with the 1940 Act, or any other law or regulation applicable to the Trust, except for the internal substantive laws of the Commonwealth of Massachusetts, as aforesaid, we have assumed compliance by the Trust with the 1940 Act and such other laws and regulations.

We understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon and subject to the foregoing, it is our opinion that the Shares, when issued and sold in accordance with the Declaration, the Designation and the By-Laws and for the consideration described in the Registration Statement, will be validly issued, fully paid, and nonassessable by the Trust, except that, as set forth in the Registration Statement, shareholders of the Trust may under certain circumstances be held personally liable for its obligations.

This opinion is given as of the date hereof and we assume no obligation to update this opinion to reflect any changes in law or any other facts or circumstances which may hereafter come to our attention. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In rendering this opinion and giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the SEC thereunder.

Very truly yours, /s/ Morgan, Lewis & Bockius LLP Morgan, Lewis & Bockius LLP